STATE OF DELAWARE
                                                              SECRETARY of STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 11/02/2000
                                                             001555270 - 3310724

                          CERTIFICATE OF INCORPORATION
                                       OF
                               E-BIZ VENTURE CORP.

     FIRST. The name of this corporation shall be:

                              E-BIZ VENTURE CORP.

     SECOND. Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808, arid its registered agent at such address is THE COMPANY CORPORATION.

     THIRD. The purpose or purposes of the corporation shall be:

     To engage in any lawful art or activity for which corporations may he organized under the General Corporation Law of Delaware.

     FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

One Hundred Million (100,000,000) shares with a par value of $0.0001 per share, amounting to Ten Thousand Dollars ($10,000).

     FIFTH. The name and mailing address of the incorporator is as follows:

        Shirley Jones
        The Company Corporation
        2711 Centerville Road, Suite 400
        Wilmington, DE 19808

     SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

     IN WITNESS WHEREOF, The undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this second day of November, A.D. 2000.



        /s/Shirley Jones
        ------------------------
        Shirley Jones
        Incorporator